EXHIBIT 5.1

STIKEMAN ELLIOTT

Stikeman Elliott LLP     Barrister & Solicitors

5300 Commerce Court West  199 Bay Street, Toronto, Canada  M5L 1B9
Tel: (416) 869-5500    Fax: (416)947-0866    www.stikeman.com

Canadian Satellite Radio Holdings Inc.
Canadian Satellite Radio Inc.

June 28, 2006

c/o Canadian Satellite Radio Holdings Inc.
Suite 2300, Canada Trust Tower
BCE Place, 161 Bay Street
Toronto, Ontario, Canada
M5J 2S1

Dear Ladies and Gentlemen:

Re:	REGISTRATION STATEMENT ON FORM F-4

We have been requested to render our opinion as to the legality of the securities being registered under the Registration Statement on Form F-4 (the “Registration Statement”) filed by Canadian Satellite Radio Holdings Inc., an Ontario corporation (the “Company”), and Canadian Satellite Radio Inc., a wholly-owned subsidiary of the Company and a corporation incorporated under the federal laws of Canada (the “Subsidiary Guarantor”, and together with the Company, the “Co-Registrants”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations under the Act. The Registration Statement relates to the registration under the Act of the Company’s US$100,000,000 aggregate principal amount of 12.75% Senior Notes due 2014 (the “Exchange Notes”) and the guarantee of the Exchange Notes by the Subsidiary Guarantor (the “Subsidiary Guarantee”). The Exchange Notes are to be offered in exchange for the Company’s outstanding 12.75% Senior Notes due 2014 (the “Initial Notes”) issued and sold by the Company on February 10, 2006 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Company in accordance with the terms of the indenture dated as of February 10, 2006 (the “Indenture”), among the Company, the Subsidiary Guarantor and The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”). The Indenture is governed under the laws of the State of New York.

In connection with the furnishing of this opinion, we have examined originals, conformed copies or photocopies, certified or otherwise identified to our satisfaction, of the following documents:

(i)	the Registration Statement (including its exhibits);

(ii)	the Indenture;

(iii)	the form of the Exchange Notes;

(iv)	the Initial Notes executed by the Company and the Trustee; and

(v)
the registration rights agreement, dated as of February 10, 2006 (the “Registration Rights Agreement”), among the Company, the Subsidiary Guarantor, Bear, Stearns & Co. Inc. and RBC Capital Markets Corporation.

In addition, we have examined: (i) those corporate records of the Company and the Subsidiary Guarantor as we have considered appropriate, and (ii) those other certificates, agreements and other documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Co-Registrants and the factual matters contained in the representations and warranties of the Co-Registrants made in such documents.

In rendering the opinions set forth below, we have assumed that (i) each party, other than the Co-Registrants, to each of the Indenture, the Initial Notes and the Registration Rights Agreement (collectively, the “Documents”) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has full power and authority to enter into and to carry out its obligations under such Documents, (ii) the execution and delivery of each of the Documents by each party thereto, other than the Co-Registrants, and the performance of its obligations under such Documents have been duly authorized by all necessary proceedings and actions, and that each such party has duly executed and delivered such Documents, (iii) the execution, delivery and performance of such Documents by each party, other than the Co-Registrants, does not and will not contravene or conflict with any applicable law, (iv) each of the Documents is a legal, valid and binding obligation of each party thereto, other than the Co-Registrants, enforceable against such party in accordance with the terms of such Documents, (v) that the Exchange Notes will be issued as described in the Registration Statement, (vi) that the Exchange Notes and the Subsidiary Guarantee will be in substantially the forms attached to the Indenture and that any information omitted from any such forms will be properly added, (vii) the genuineness of all signatures, (viii) the authenticity of all documents submitted to us as originals, (ix) the conformity to the authentic original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, (x) the legal capacity of all individuals who have executed any of such documents, (xi) that the statements regarding matters of fact in the certificates, records agreements, instruments and documents that we have examined are accurate and complete and (xii) that the Exchange Notes and the Subsidiary Guarantee have been duly authorized, executed and delivered (and, in the case of the Exchange Notes, issued) in the manner provided for in the Indenture and exchanged for the Initial Notes in accordance with the terms of the Registration Rights Agreement and as provided in the Registration Statement.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications set forth in this letter, we are of the opinion that:

1.	The issuance, execution and delivery of the Exchange Notes have been duly authorized by the Company and the Exchange Notes will be, when issued, duly issued, executed and delivered by the Company.

2.
The Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except that enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.
The issuance, execution and delivery of the Subsidiary Guarantee has been duly authorized by the Subsidiary Guarantor and, upon issuance of the Exchange Notes, will be duly issued, executed and delivered by each Guarantor.

4.
The Subsidiary Guarantee will constitute valid and legally binding obligations of the Subsidiary Guarantor, enforceable against the Subsidiary Guarantor in accordance with its terms, except that enforceability may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Our opinions expressed above are limited to the laws of the State of New York, the federal laws of the United States of America, the laws of the Province of Ontario and the federal laws of Canada. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under them that are currently in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Registration Statement under the headings “Risk Factors - Risks Related to the Notes - Your ability to enforce civil liabilities in Canada under U.S. securities laws may be limited,” “Description of Exchange Notes - Enforceability of Judgments” and “Legal Matters.” In giving this consent, we do not admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under it.

Yours truly,

/s/ Stikeman Elliott LLP
Stikeman Elliott LLP